UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 25, 2017

QUEST SOLUTION, INC.

(Exact name of registrant as specified in charter)

Delaware	000-09047	20-3454263
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

860 Conger Street, Eugene, OR 97402

(Address of Principal Executive Offices) (Zip Code)

(714) 899-4800

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, If Changed Since Last Repo1t)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule l 3e-4(c) under the Exchange Act (17 CFR 240. l 3e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 21, 2017, Quest Solution, Inc. (the “Company”) terminated Joey Trombino as the Company’s Chief Financial Officer without cause, effective August 31, 2017.

On August 21, 2017, the Company appointed Benjamin M. Kemper as the Company’s Chief Financial Officer and Principal Accounting Officer. The Company’s agreement with Mr. Kemper is that he will be an employee at will at an annual salary of $130,000 per year, plus the same health insurance coverage as provided to other officers. In addition, Mr. Kemper shall be entitled to participate in all stock incentive plans and be eligible for a bonus as determined by the Board of Directors in its discretion. The Company is in the process of finalizing the negotiation of an employment agreement with Mr. Kemper which, when finalized and executed, will be filed as part of a subsequent Current Report on Form 8-K

Benjamin M. Kemper

Mr. Kemper has been the Chief Financial Officer of Teamtronics Inc. since June 2016. Teamtronics is involved with manufacturing rugged computers and electronic equipment mainly used in the Gas and oil industry. Prior to joining Teamtronics, Mr. Kemper was the Director of Finance of Beijer Electronics from 2013 -2016. Beijer mobile business was acquired by Micronet Inc. in 2014. Micronet, a division of a publicly traded entity on NASDAQ and TASE, designs and manufactures rugged computers and tablets for fleet management and mobile workforce needs. As such, Mr. Kemper was responsible for coordinating consolidated reporting procedures and for assuring accuracy under US GAAP. Mr. Kemper also led and directed financial aspects of certain M&A projects. From March 2012 to July 2013, Mr. Kemper was the District Financial Director for Flint Energy Services Inc. where he was responsible for cost analysis, financial reporting, forecasting and bidding and budgeting for projects, as well as other financial responsibilities.

Item 9.01.Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 25, 2017

QUEST SOLUTION, INC.

By:	/s/ Shai S. Lustgarten
Shai S. Lustgarten
Director, President and CEO